Exhibit 4.(a).86

[State Emblem]

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 70

By virtue of the authority of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the arguments of Partner Communications Company Ltd. (hereinafter: “Partner”), we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 75

1.	After Article 75 shall come:

"75.11

(a)	In this Article-

"Limited Package"- a package of minutes that is limited to a number of minutes, in accordance with the subscriber's plan.

"Unlimited Package"- an unlimited package of minutes for which the subscriber pays.

"Free of Charge Number"- a phone number that is determined that a call to it from any network will not be charged to the initiator of the call;

"A Special Telephone Number at a Composed Tariff"- a national or network telephone number in an unusual numbering plan, for which the call tariff to it is a composed tariff;

"A Special Telephone Number at a Regular Tariff" – a national1 or network2 telephone number in an unusual numbering plan, for which the call tariff to it does not exceed the normal tariff;

1 A telephone number that can be accessed from any network.

2 A telephone number that can be accessed only from the Licensee's network.

"Unusual Numbering Plan"- a numbering plan that is not a regular numbering form;

"Usual Numbering Plan"-a numbering plan of geographic numbers and national numbers in accordance with the definitions in the numbering plan3.

"Composed Tariff"- a tariff composed of a regular tariff in addition to a tariff for service provided by the Licensee or someone on his behalf or a service provider;

"A Regular Tariff"- a tariff per minute for a call to telephone numbers in a regular numbering plan, in accordance with the subscriber's tariff plan.

(b)	The Licensee will not charge a subscriber that calls destinations with free of charge numbers and shall not count the minutes of the call to those destinations as part of a limited package.

(c)
The Licensee may charge a subscriber that calls destinations with special telephone numbers at regular tariffs and shall count the minutes of the call to those destinations as part of a limited package or as part of an unlimited package. For the avoidance of doubt, the Licensee may not charge a subscriber for calling destinations with special telephone numbers at regular tariffs any additional payment beyond the payment that he pays for a package of minutes, as long as the subscriber has not exceeded his quota of plan minutes. If the subscriber exceeds his quota of plan minutes, the Licensee may charge him for calling the said destinations in accordance with a tariff that does not exceed the regular tariff. In addition to the aforesaid, the Licensee may not distinguish between the tariffs that he charges the subscriber for calling telephone numbers with regular numbering plans and for calling special telephone numbers at regular tariffs, including by determining separate minute packages.

(d)
If the charge for calls to destinations with special telephone numbers is done in accordance with a composed tariff, the Licensee shall count the minutes of the calls to said destinations as part of a limited plan or as part of any unlimited plan, for which the subscriber pays.

The Licensee may charge the subscriber for the services that are provided as part of calling telephone numbers that are charged according to a composed tariff, whether the charge is per minute of the call or whether the charge is a constant charge for a call, in addition to the regular payment for the package of minutes.

3 For example numbers in the 03-XXXXXXX, 05Y-XXXXXXX and 07Z-XXXXXXX

Commencement

2.	Articles 75.11 (a)-(c) shall become effective no later than September 3, 2013.

Article 75.11 (d) shall become effective no later than December 3, 2013.

(  June 23, 2013)

(sgd) ________________ Senior Deputy Director-General, Engineering and Licensing	______________ Haim Giron Shmila Maymon Acting Director General

Appendix B-Engineering Plan

1.	Cancelled.

2.	Provisions, characterizations and work procedures:

2.1          Blockage of cellular terminal equipment, as set forth in Article 71A, shall be in accordance with the functional characterization dated November 2, 2008.

3.	Engineering Plan:

3.1          The following shall be considered as a detailed appendix of the engineering report:

(a)	An engineering report that was filed in Tender number 1/01